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                            JOINT VENTURE AGREEMENT

     This Agreement is made and entered into this 10th day of June 1997, by and between INNOTECH CORPORATION, a corporation organized and existing under the laws of Japan with its principal place of business located at 2-15-10 Shinyokohama, Kouhoku-ku, Yokohama-shi, Kanagawa 222, Japan (hereinafter referred to as "Innotech") and CREDENCE SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 215 Fourier Avenue, Fremont, California 94539 USA (hereinafter referred to as "Credence").

     WHEREAS, Innotech is in the business of selling equipment and services to users of automatic test equipment in Japan;

     WHEREAS, Credence is in the business of manufacturing automatic test equipment and related products; and

     WHEREAS, Innotech and Credence desire to establish a Japanese company as a joint venture company ("JVC") for the purpose of localizing, customizing, developing, and manufacturing in Japan ("Territory") products defined below as JVC Products, for resale by Innotech in the Territory and by Credence outside the Territory;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


                                   ARTICLE 1.
                                  DEFINITIONS

     1.1 "Person" means a natural individual, partnership, firm, company, corporation, and any other form of business association.

     1.2 "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, through members of the board of directors, or otherwise.

     1.3 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is in common Control with, the Person specified.

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     1.4  "Localize" means to source and qualify components manufactured by third parties in the Territory for use in the JVC Products.

     1.5 "Customize" means to design and manufacture JVC Products according to customer requirements, from components and/or subassemblies purchased from Credence or qualified third party vendors.


                                   ARTICLE 2.
                   EFFECTIVE DATE AND TERM OF THIS AGREEMENT

     2.1 EFFECTIVE DATE. As soon as this Agreement has been signed, the parties hereto shall be obligated to take every reasonable step to cooperate with each other in obtaining the requisite approvals, validations, rulings and consents provided for in this Agreement or made necessary thereby. The parties shall not be obligated to proceed further, however, with the action which they are to take under this Agreement until the "Effective Date", which shall mean the date which the following conditions shall have been met to the satisfaction of both Innotech and Credence: (i) the appropriate Japanese government agencies shall have approved and validated the acquisition of shares of JVC by Innotech and Credence; and (ii) Innotech and Credence shall have received an opinion of Japanese counsel acceptable to both parties to the effect that the shares of JVC to be issued to Innotech and Credence pursuant to this Agreement, and to be paid for as provided for herein, will when issued and paid for, be validly issued, fully paid and non-assessable.

     2.2 DURATION. This Agreement shall continue to be effective and in full force for five (5) years (the "Initial Term") after the date set forth at the beginning of this Agreement, unless terminated pursuant to Section 10 hereof. The Initial Term may be extended with the written agreement signed by both parties hereto at least 90 days prior to the expiration of the Initial Term. In the event such written agreement is not reached within such 90 day time period, this agreement shall be terminated and Credence shall have the option to either
(i) purchase Innotech's entire stock ownership of JVC at the time of such termination for its fair market value as determined by a qualified appraiser mutually agreed upon by the parties and paid for on an equal basis by the parties, or (ii) cause JVC's dissolution, in which case both parties shall

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promptly take all the procedures to have JVC dissolved and liquidated in accordance with the laws of Japan.


                                   ARTICLE 3.
                           GOVERNMENTAL AUTHORIZATION

  3.1 REPORT OR NOTIFICATION TO THE GOVERNMENTAL AUTHORITIES. Each party hereto shall be obligated to and cooperate with the other party to file any subsequent report or prior notification, as the case may be, with the appropriate Japanese governmental authorities, which may be required by the applicable Japanese law with respect to the execution or performance of this Agreement.


                                   ARTICLE 4.
                   INCORPORATION OF THE JOINT VENTURE COMPANY

       4.1 DEADLINE. Promptly after the execution of this Agreement and the completion of governmental procedures required to be completed prior to the establishment of JVC, the parties shall cause JVC to be established as a joint stock corporation in accordance with the terms herein and the laws of Japan by 5th day of September 1997 (the "Deadline").

       4.2  CAPITAL.

            4.2.1 The authorized capital of JVC shall be Four Hundred Million Yen (400,000,000) to be represented by Eight Thousand (8,000) shares of common stock, each having par value of fifty thousand yen (50,000). The initial paid-in capital of JVC to be issued at the time of incorporation shall be One Hundred Million Yen (100,000,000) to be represented by Two Thousand (2,000) shares of common stock.

            4.2.2 Credence shall, at the time of incorporation, subscribe for and purchase One Thousand and One (1,001) shares of common stock for Fifty Million and Fifty Thousand Yen (50,050,000), and Innotech shall, at the time of incorporation, subscribe for and purchase Nine Hundred and Ninety-Nine (999) shares of common stock for Forty-Nine Million, and Nine Hundred and Fifty Thousand Yen (49,950,000). Each party hereto shall pay for their respective

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shares in Japanese yen in cash, and shall have preemptive rights on the issuance of any new shares thereby allowing each party to maintain its percentage ownership of the capital stock.

     4.3 EXPENSES. All costs of forming JVC as agreed upon by the parties hereto other than those legally permissible without being inspected by an official inspector pursuant to Article 173 (1) of the Japanese Commercial Code to be borne by JVC shall be shared pro rata by the parties hereto according to their respective percentage ownership of the capital stock as set forth in paragraph 4.2.2 above.

     4.4 PURPOSES OF JVC. Innotech and Credence shall organize JVC for the purposes of localizing, customizing, developing, and manufacturing, as the case may be, in the Territory, the equipment set forth in Exhibit B and any additional equipment that may be added thereto by mutual agreement of the parties (hereinafter cumulatively referred to as "JVC Products"), and selling the JVC Products to Innotech for exclusive resale by Innotech in the Territory pursuant to a Distribution Agreement between Innotech and JVC which shall be in form and substance identical or substantially identical to the draft distribution agreement attached hereto as Exhibit D, and to Credence and its affiliates for exclusive resale outside of the Territory pursuant to a Distribution Agreement between Credence and JVC which shall be in form and substance identical or substantially identical to the draft distribution agreement attached hereto as Exhibit E. JVC shall not terminate the aforementioned Distribution Agreements with the parties hereto without cause as long as the parties are major shareholders of JVC.

     4.5 ARTICLES OF INCORPORATION OF THE JOINT VENTURE COMPANY. The parties hereby agree that JVC shall be organized in accordance with the Articles of Incorporation which shall be made in the Japanese language and translated into the English language and shall be in form and substance identical or substantially similar to the draft Articles of Incorporation ("Draft Articles"), attached hereto as Exhibit A.


                                   ARTICLE 5.
                                     STOCK



     5.1 PREEMPTIVE RIGHTS. Each party shall have a preemptive right to subscribe for shares of any class whenever they may be issued by JVC. Such preemptive right shall be provided for in the Articles of Incorporation of JVC.

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     5.2  TRANSFER OF SHARES.

          5.2.1 RESTRICTION ON TRANSFER. Except as expressly provided in this Agreement neither party shall sell, transfer, pledge nor otherwise dispose of any shares in JVC without the prior approval of the Board of Directors of JVC. Such restriction on transfer of shares in JVC shall be provided for in the Articles of Incorporation of JVC.

          In addition to the foregoing, neither party shall sell, transfer, pledge nor otherwise dispose of any shares in JVC without the prior approval of the other party except in cases expressly provided in this Agreement.

          5.2.2 TRANSFER TO EMPLOYEES OR OFFICERS. Notwithstanding any other provisions hereof, either party may sell or transfer up to ten percent (10%) of its shares in JVC to the party's employees and officers. In this case, the share transferred to either party's employees and officers shall be deemed to be owned by such transferring party; provided that in the event any of such employees or officers leaves the employment of such transferring party, the transferring party shall buy back all the shares in JVC possessed by such employees or officers.

          5.2.3 FIRST REFUSAL RIGHT. Except as provided in Section 5.2.2 above, the parties mutually agree that each of them shall have the right of first refusal in respect of the shares of JVC held by the other and that any sale, assignment, transfer, mortgage, pledge or other encumbrances of its shares of JVC by either of them shall be subject to the following provision that if either party (the "Selling Party") shall desire to sell, assign, or transfer any or all of its shares, it shall give the other party written notice of such desire, setting forth in such notice all of the details of such contemplated sale, assignment or transfer, including without limitation thereto, the price, currency, terms and conditions of such proposed transaction and the identity and address of the proposed purchaser or transferee. The consideration in the case of any such contemplated transaction may not be unique, or not readily procurable, or a service to be performed for the Selling Party. The other party shall have sixty (60) days after receipt of such notice to exercise its right of first refusal option to purchase such shares at the same price, in the same currency, and upon the same terms and conditions that the Selling Party has been offered and is willing to accept from the proposed purchaser or transferee, by mailing to the Selling Party a written notice thereof. If the other party so exercises its right of first refusal option to purchase, it shall have an additional four (4) months after such exercise within which to make payment for, and take title to, the stock of the Selling Party. If the other party does not so exercise its right of first refusal option, the Selling Party may sell, assign or transfer such shares to the proposed

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purchaser or transferee pursuant to the terms and conditions set forth in such notice to the other party.


                                   ARTICLE 6.
                                   MANAGEMENT

     6.1  MANAGEMENT OF JVC.

          6.1.1 BOARD OF DIRECTORS. The number of the Directors of JVC shall be not less than six (6) and not more than ten (10). Innotech shall have the right to nominate five (5) of the Directors and Credence shall have the right to nominate five (5). The parties agree to vote their shares so as to appoint the nominees as Directors of JVC. In case a director dies, resigns, or is removed prior to the fulfillment of his term, then the parties agree to fill the vacancy promptly and to vote their shares so as to appoint as his replacement a director nominated by the party who nominated the director whose death, resignation, or removal created the vacancy. The parties further agree to cause their respectively nominated and elected Directors to comply with all terms and conditions set forth in this Agreement, all applicable laws, and all resolutions of the Board of Directors.

          6.1.2 CHAIRMAN AND REPRESENTATIVE DIRECTOR. The number of Representative Directors of JVC shall be one (1). The Representative Director shall be elected through a meeting of the Board of Directors, and the parties agree to cause their respectively nominated and elected Directors to vote so as to elect such Representative Director nominated by Innotech and to elect a direct or nominated by Credence as Chairman. Once so elected, the parties further agree that the Representative Director shall be the President of JVC. The President of JVC shall have the authority to conduct the daily operation of JVC pursuant to the business plan approved by the Board of Directors of JVC.

          6.1.3 STATUTORY AUDITORS. JVC shall have one (1) statutory auditor nominated by Credence or, if Innotech desires, two (2) statutory auditors, in which case, one shall be nominated by Credence and the other by Innotech. The parties agree to vote their shares so as to appoint the nominee(s) as statutory auditor(s) of JVC. In case a statutory auditor dies, resigns, or is removed prior to the fulfillment of his term, then the parties agree to fill the vacancy promptly and to vote their shares so as to appoint as his replacement a statutory auditor as the case may be,

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nominated by the party who nominated the statutory auditor whose death, resignation, or removal created the vacancy.

          The reasonable travel expense and accommodation charges of statutory auditor(s) attending the Meeting of the Board of Directors of JVC and/or shareholder's Meeting of JVC shall be borne by JVC.

          6.1.4  MEETINGS OF THE BOARD OF DIRECTORS.

          (a) Meetings of the Board of Directors shall be convened whenever necessary but at least annually, and presided over by the Chairman of JVC. In case the Chairman is prevented from so doing, the President of JVC shall do so. Any Director may, whenever it is deemed necessary, request the Chairman to convene a Meeting of the Board of Directors. Meetings of the Board of Directors may be conducted by video conference provided that a quorum of Directors are on the line during the entire period of the meeting.

          (b) Notice of all meetings of the Board of Directors shall be given at least three (3) weeks in advance to each Director, and statutory auditor as appropriate, but where any matter requires such urgent action by the Board of Directors as to preclude the possibility of giving notice as aforesaid, notice shall be given to each Director, and statutory auditor as appropriate, by facsimile, as far in advance of the meeting as possible, but in no event less than three (3) days prior thereto.

          (c) The notice referred to in paragraph (b) above shall include an agenda of all matters to be considered at the meeting, in such detail as may be reasonable and necessary to permit the Directors, and statutory auditor(s) as appropriate, to study the matters which are to be considered at the meeting, and shall in any event describe in such detail any such matters which are referred to in Section 6.2 below.

          (d) All resolutions of the Board of Directors shall be adopted by a an affirmative vote of six (6) or more Directors at a Meeting of the Board of Directors. In the event of a tie vote by the Directors, adoption of the resolution shall be determined by a majority vote of all shareholders.

          (e) The substance of the proceedings at the Meeting of the Board of Directors and the resolutions thereof shall be recorded in the Minutes of the Meeting in both the Japanese and English languages, which shall bear the names and the seals or signatures of the chairman of the Meeting, the Directors and the Statutory Auditors present at the Meeting. The original Minutes of the Meeting shall be preserved in the Head Office of JVC for a period of ten (10) years.

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Copies of the Minutes of Meetings of the Board of Directors shall be promptly delivered to each shareholder along with a complete and accurate English translation thereof.

          (f) Meetings of the Board of Directors shall be held in English. Interpretation into Japanese shall be provided at the request of any of the Directors at the expense of JVC.

          (g) The reasonable travel expense and accommodation charges of Directors attending the Meeting of the Board of Directors of JVC and/or shareholder's Meeting of JVC shall be borne by JVC.

          6.1.5 ACTIONS REQUIRING APPROVAL BY THE BOARD OF DIRECTORS. The following actions require approval of the Board of Directors:

          (a) The adoption, amendment or repeal of any share-handling regulation.

          (b) Any borrowing or issue of bonds and/or debentures.

          (c) Any pledge or encumbrance of any shares, bonds or debentures.

          (d) Any lending of money.

          (e) Any guarantee of any obligation of any Person.

          (f) The declaration of any dividend or other distribution of any kind.

          (g) The investment or allocation of surplus funds.

          (h) The transfer of any amount to reserves in any year out of earnings, after taxes.

          (i) The establishment of salaries or other remuneration or allowances in excess of fifteen million Yen (15,000,000) per year per individual and the salaries of the President and all persons reporting directly to the President.

          (j) The adoption of any pension plan, bonus plan, plan for retirement allowances, or employee welfare plan or policy.

          (k) The adoption of the business plan and operating budget.

          (l) The organization of, or the acquisition or disposition of any interest in the legal or beneficial ownership of any other company or business organization.

          (m) Any acquisition, mortgage, pledge, sale, assignment, transfer or other disposition of any capital having a value in excess of three million Yen (3,000,000) which has not been provided for in the business plan and budget.

          (n) The manufacture of any new Products.

          (o) Any agreement or transaction with any party hereto or any Affiliate of any such party, other than purchases or sales in the ordinary course of business.

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          (p) The establishment of prices paid to Credence for parts and services, prices charged to Innotech and its affiliates for Products sold to Innotech and its affiliates, and prices charged to Credence and its affiliates for Products sold to Credence and its affiliates.

          (q) Any action substantially adversely affecting the financial condition of JVC.

          (r) Filing of any patent application.

     6.2 ACCOUNTING. JVC shall keep all books of accounts and make all financial reports in accordance with the standards prescribed by Japanese laws and regulations and established accounting principles in Japan, which, to such extent as may be practicable, shall also conform to Generally Acceptable Accounting Practices in the United States, and shall prepare preliminary financial statements, including without limitation a balance sheet and income statement, within five (5) days after the end of each of the first three (3) quarters of Credence's fiscal year for the most recent quarter, followed by unaudited finalized versions thereof within fifteen (15) days; unaudited finalized financial statements, including without limitation a balance sheet and income statement, within fifteen (15) days after the end of the fourth quarter and its entire fiscal year; and such further reports as shall be required by the Board of Directors, copies of which shall be forwarded to each party with an English translation being provided to Credence. JVC shall provide any financial statement required by Credence to meet its United States reporting requirements as a public company.

          6.2.1 CERTIFIED PUBLIC ACCOUNTANTS. JVC shall at its expense appoint a firm of certified public accountants of good repute and mutually acceptable to both Innotech and Credence, to audit its books of account for each accounting period. Said certified public accountants shall issue an audit report before the regular Meeting of Shareholders, copies of which shall be forwarded to each party with an English translation being provided to Credence. Each audit report shall be in reasonable detail and shall contain such financial data as either Innotech or Credence may deem necessary in order to keep it advised of JVC's financial status.

          6.2.2 RIGHT OF INSPECTION. At all times after JVC's incorporation, each party shall have the right by its duly authorized representative or accountant to inspect and have full access to all properties, books of account, records and the like of JVC, and JVC shall furnish to the requesting party all information concerning the same which the requesting party may reasonably require in connection with a complete examination thereof, and the requesting party shall have the right to inspect and make copies from the books and records of JVC at all reasonable times.

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     6.3  PERSONNEL.  The parties agree that the policy of JVC is that it will pay no salary or fees to anyone employed by Credence and/or Innotech unless such person is engaged full time in the operation of JVC and such salary or fee shall be commensurate with amounts generally paid for such services in Japan.

     6.4 MATERIALS AND COMPONENTS. The sourcing of all materials and components used in the manufacture of Products by JVC must be approved by Credence prior to such use.

     6.5 LICENSE AGREEMENT. For the manufacture and sale of the Products, promptly after the incorporation of JVC, Credence shall enter into a License and Consulting Agreement with JVC in form and substance as attached hereto as Exhibit C.


                                   ARTICLE 7.
                            APPROPRIATION OF PROFIT

     The parties agree that JVC shall retain all profits (without payment of dividend) for use in expansion and development of JVC until the profitability and the expansion of JVC is assured by Innotech and Credence, and after that time, JVC may pay dividends.


                                   ARTICLE 8.
                                CONFIDENTIALITY

     8.1 CONFIDENTIAL OBLIGATIONS. Innotech and Credence each covenants and agrees, during the term of this Agreement and for a period of five (5) years thereafter, on behalf of its Directors, officers, employees and agents to maintain in strict confidence and not to make any unauthorized use of the Confidential Information (hereinafter defined) received from the other party and JVC, as the case may be, pursuant to this Agreement. The Confidential Information shall be (i) disclosed in writing or in other tangible form and clearly marked as confidential at the time of disclosure, or (ii) disclosed orally or in other intangible form and clearly indicated as confidential at the time of disclosure and, within thirty (30) days after such disclosure, followed up with a written notice stating the content and nature of such Confidential Information.

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     8.2  EXCEPTIONS.  The obligations in this Section 8 will not apply to any information which (i) is or becomes available to the public other than by breach of this Agreement by the receiving party, or (ii) is or has been rightfully received by the receiving party from a third party, or disclosed by the disclosing party to a third party, without any restrictions as to its use or disclosure, or (iii) is or has been independently developed by the receiving party.


                                   ARTICLE 9.
                          REPRESENTATION AND WARRANTY

     The parties hereby represent and warrant to and hereby covenant with each other that they have the right and authority to enter into this Agreement and to perform the obligations on their respective parts under this Agreement.


                                  ARTICLE 10.
                TERMINATION AND RIGHT TO PURCHASE OR SELL SHARES

     10.1 AUTOMATIC TERMINATION. This Agreement shall be terminated automatically if Innotech and Credence fail to incorporate JVC by the Deadline.

     10.2 INSOLVENCY OF JVC. This agreement shall be terminated and the JVC dissolved accordingly upon the occurrence of any of the following events to JVC.

     (a) liquidation, bankruptcy or insolvency;

     (b) termination of business by decision of the shareholders;

     (c) the appointment of any trustee, receiver or liquidator for substantially all of the assets of the business of JVC;

     (d) the attachment, sequestration, execution or seizure of substantially all of the assets of JVC, which attachment, sequestration, execution or seizure is not vacated within thirty (30) days from the institution thereof;

     (e) judicial, governmental or any sale other than a voluntary sale of substantially all of the assets of JVC by its Board of Directors.

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     10.3  SALE OF ALL SHARES BY ONE OF THE PARTIES.  This agreement may be terminated after the Effective Date by either Innotech or Credence on not less than ten (10) days' written notice to the other party hereto, if either Innotech or Credence shall cease to be the owner of any of the then issued common voting shares of JVC.

     10.4 TERMINATION FOR CAUSE. By either Innotech or Credence in the event that the other party hereto shall default in the performance of any of its undertakings in this Agreement and such default shall not be remedied to the reasonable satisfaction of the non-defaulting party within sixty (60) days next after written notice of such default shall have been given to the defaulting party, in which case such termination shall take place on such sixtieth (60th) day.

          10.4.1 In the event that this Agreement is terminated by Innotech for Credence's default, Credence agrees to pay to lnnotech in exchange for lnnotech's entire stock ownership of JVC either (i) the book value of Innotech's entire stock ownership of JVC at the time of such termination, or at Innotech's option, (ii) the fair market value of Innotech's entire stock ownership of JVC at the time of such termination as determined by a qualified appraiser whose services are paid for by Innotech and whose selection is mutually agreed upon by the parties hereto.

          10.4.2 In the event that this Agreement is terminated by Credence for Innotech's default, Credence shall have the option to either (i) purchase Innotech's entire stock ownership of JVC at the time of such termination for the book value thereof, or (ii) cause JVC's dissolution, in which case both parties shall promptly take all the procedures to have JVC dissolved and liquidated in accordance with the laws of Japan.

     10.5 INSOLVENCY OR MERGER. This Agreement may be terminated by either Innotech or Credence on not less than ten (10) days' written notice to the other party hereto, effective upon the date stated in such notice, if the other party shall file a petition in bankruptcy or for a receiver for all or any substantial portion of its property and assets, or if such petition shall be filed against the other party and shall not be dismissed with thirty (30) days from its filing, or if the other party shall file a petition for reorganization or to effect a compositions with its creditors or such a petition shall be filed against the other party and shall not be discharged within thirty (30) days after the date of its filing, or if the other party shall make a general assignment for the benefit of creditors, and in the case of any such termination, all of the rights and obligations under and pursuant to this Agreement shall cease and terminate, except such as shall have accrued prior to termination, including but not limited to, any and all claims and demands for

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damages for any breach of any covenant contained in this Agreement, and except for the continuing obligations of Credence and lnnotech contained in Section 8 with respect to the confidential treatment of technical, economic and marketing information.

          10.5.1 INSOLVENCY OF CREDENCE. In the event that (i) Credence becomes or is caused to become insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization is filed by or against Credence, (ii) a receiver is appointed with respect to any of the assets of Credence, or (ii) liquidation proceeding is commenced by or against Credence, JVC shall be dissolved and liquidated and both parties shall promptly take all the procedures to have JVC dissolved and liquidated in accordance with the laws of Japan.

          10.5.2 INSOLVENCY OR MERGER OF INNOTECH. In the event that (i) the whole or any substantial part of the business or assets of Innotech is transferred to a third party by agreement, order of court or otherwise, (ii) Innotech becomes or is caused to become insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization is filed by or against Innotech, (iii) a receiver is appointed with respect to any of the assets of Innotech, or (iv) liquidation proceeding is commenced by or against Innotech, Credence shall have the right to choose either purchasing all of the outstanding shares of stock owned by Innotech at a price according to section
10.4.1 of this Agreement, or JVC's dissolution. If Credence chooses JVC's dissolution, both parties shall promptly take all the procedures to have JVC dissolved and liquidated in accordance with the laws of Japan.

     10.6 SURVIVAL. Section 6.2, Section 8, Section 10 and Section 11 of this Agreement shall survive and continue to be effective after the termination of this Agreement.

     10.7 EFFECTIVENESS OF THE RELATIVE AGREEMENTS.   The termination of this
Agreement shall not affect the effectiveness of any agreement executed by the parties hereto and/or JVC pursuant to this Agreement, and such relative agreements shall continue to be effective until such relative agreements will be terminated in accordance with the terms thereof.

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                                  ARTICLE 11.
                               GENERAL PROVISIONS

     11.1 LANGUAGE. This Agreement and all other agreements executed on the basis of this Agreement shall be written and interpreted in English, except for the Articles of Incorporation of the JVC, which shall be written and interpreted in Japanese.

     11.2 ENTIRE AGREEMENT. This Agreement and related agreements executed concurrently herewith supersede all negotiations, commitments and writings prior to the date hereof pertaining to the subject matter of this Agreement and such related agreements. This Agreement shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of both parties hereto.

     11.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees.

     11.4 NOTICE. Any notice provided for under this Agreement shall be deemed effective when delivered in person or seven (7) days after deposit in the mails by registered or certified mail postage prepaid and addressed to the respective address listed in the introduction of this Agreement, or to such different address as either party may designate in writing to the other pursuant to this paragraph.

     11.5 INTERPRETATION AND GOVERNING LAW. This Agreement shall be interpreted in accordance with the plain English meaning of its terms and the construction thereof shall be governed by the laws of the State of California, United States of America. The Articles of Incorporation of the JVC and matters affecting the organization and operation of the internal affairs of the JVC shall be governed by the laws of Japan.

     11.6 ARBITRATION. In the event of any dispute, controversy, or difference which may arise between the parties, out of or in relation to or in connection with this Agreement, or a breach hereof (the "Dispute"), the parties hereto shall first settle such Dispute through friendly consultation. If such Dispute cannot be satisfactorily resolved by the parties themselves through friendly consultation within a period of two (2) months, then such Disputes shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement of September 16. 1952, by which each party hereto is bound.

     If Credence is the initiating party, the arbitration shall be held in Tokyo, Japan unless mutually agreed otherwise by the parties hereto, and if Innotech is the initiating party, the arbitration shall be held in Fremont, California, USA unless mutually agreed otherwise by the parties hereto.

     11.7 SEVERABILITY. In case any one or more of the provisions, or portions of provisions, of this Agreement shall be deemed by any governmental authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or portions of provisions. contained herein shall not be in any way affected or impaired thereby.

     11.8 FORCE MAJEURE. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by reason of force majeure, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, that the party so affected shall use it best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed; and provided, further, that whenever it appears advisable to a party hereto to consent to the entry of a judgment against it by a court of competent jurisdiction rather that incur substantial expense or great inconvenience, the entry of such judgment shall excuse such party from performance hereunder to the extent that such judgment forbids or restrains such performance.

     11.9 OMISSIONS OR DELAYS. No omission or delay on the part of any party hereto in requiring a due and punctual fulfillment by the other party hereto of the obligations of such other party hereunder shall be deemed to constitute a waiver by the omitting or delaying party of any of its rights to require such due and punctual fulfillment of any other obligation hereunder, whether similar or otherwise, or a waiver of any remedy it might have.

     11.10 CLASSIFIED INFORMATION. It is understood and agreed that nothing in this Agreement shall authorize the disclosure of, or access to, classified information, material, or know-how, of the Government of the United States or Japan, or the violation of the Export Control Regulations of either country.

     11.11 ASSIGNMENT AND SUCCESSION. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but shall not be assignable by any party other than a Person acquiring substantially all of its business and assuming all of its obligation and liabilities, except with the written consent of the other party. In the event of any such assignment the transferor or assignor shall remain obligated to perform its own obligations and in addition shall be jointly and severally liable for the proper performance of the obligations of the transferee or assignee pursuant to this Agreement.

     11.12 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above set forth.


INNOTECH CORP.                         CREDENCE SYSTEMS CORP.

/s/ L.M. Yoshida                       /s/ W.R. Bottoms
------------------------------         ----------------------------------------
Larry M. Yoshida                       W. R. Bottoms

President and Chief Executive Officer  Chairman and Chief Executive Officer

                                 - EXHIBIT A -

                           ARTICLES OF INCORPORATION


CHAPTER I.  GENERAL PROVISIONS

Article 1.  (Corporate Name)
        The name of the Company shall be Innotech-Credence Kabushiki Kaisha, which shall be expressed in English as Innotech-Credence Corporation.

Article 2.  (Objective)
        The objective of the Company shall be to carry on the following business:

        1. To engage in manufacture, import, export, purchases and sales of automatic test equipment and related products and parts, materials, and components thereof and related software, for testing semiconductors and electronic devices including same.

        2. To engage in research and development, localizing and customizing of automatic test equipment and related products and parts, materials, and components thereof and related software and consulting services related thereto, for testing semiconductors and electronic devices including same.

        3. To engage in application for and assignment of patents and any other industrial property rights, and agency services thereto.

        4.  To engage in any other business related to the above.


Article 3.  (Location of Head Office)

        The Head Office of the Company shall be located in Yokohama-shi, Kanagawa Ken.

Article 4.  (Method of Public Notice)

        Public notices of the Company shall be given in official gazette.


CHAPTER II.  SHARES

Article 5. (Total Number of Shares Authorized to be Issued, Type of Shares, and Par Value of Each Share)

        The total number of shares authorized to be issued by the Company shall be eight thousand (8,000) shares. All shares of the Company shall be voting shares of common stock with a par value of fifty thousand yen (50,000) per share.

Article 6.  (Share Certificate)

        1. Share certificates issued by the Company shall be in one (1) share, five (5) shares, ten (10) shares, fifty (50) shares and one hundred (100) shares per certificate, or in such other denominations as shall be determined by the Board of Directors.

        2. In the event that a shareholder does not wish to possess the share certificates in his/her custody, the shareholder shall make a written proposal to that effect to the Company and at the same time submit the share certificates to the Company if they have already been issued.

Article 7.  (Issuance of New Shares)

        1. The shareholders shall have preemptive rights to subscribe to any new shares of the Company in proportion to their shares.

        2. In the event that a foreign shareholder has the right to subscribe to such new shares, the time during which shareholders may exercise such rights shall be determined in such manner as to give such foreign shareholder sufficient time to complete the procedures as required under the laws of Japan.

Article 8.  (Restriction on Transfer of Shares)

        All transfers of the shares of the Company shall be subject to approval of the Board of Directors.

Article 9.  (Registration of Transfer)

        1. The request for registration of transfer of shares shall be made by submitting the form prescribed by the Company to which the name and seal of the transferee are affixed together with the following documents:

   (1)  In case of assignment; the share certificates;
   (2) In case of other than assignment, a document evidencing the acquisition and the share certificates.

        2. Foreign nationals who are not accustomed to using seal impressions may utilize their signatures for the purposes of the preceding paragraph.

Article 10.  (Registration of Pledge and Indication of trust Property)

        1. The request for registration of pledge or indication of trust property with respect to shares shall be made by submitting the form prescribed by the Company to which the names and seals of the parties concerned are affixed together with the share certificates.

        2. The preceding paragraph shall apply to cancellation of pledge or trust property.

        3. Foreign nationals who are not accustomed to using seal impressions may utilize their signatures for the purposes of the preceding two (2) paragraphs.

Article 11.  (Reissuance of Share Certificates)

        1. In case that the issuance of new share certificates is requested due to subdivision, combination or defacement of share certificates, the form prescribed by the Company to which the name and seal of requesting person are affixed shall be submitted together with the share certificates. In case that the issuance of new share certificates is requested due to loss, the form prescribed by the Company to which the name and seal of requesting person are affixed shall be submitted together with the original or a certified copy of judgment of nullification of the lost share certificates.

        2. Foreign nationals who are not accustomed to using seal impressions may utilize their signatures for the purposes of the preceding paragraph.

Article 12.  (Handling Fees)

        With respect to the request made pursuant to Articles 9 to 11 above, the Company shall charge handling fees prescribed by the Company.

Article 13.  (Closing of Register of Shareholders and Record Date)

        1. The Company shall suspend changes of records in the Register of Shareholders from the day following the last day of each fiscal year to the day on which the Ordinary General Meeting of Shareholders is closed.

        2. In addition to the preceding paragraph, the Company may, in case of necessity to determine the person who exercises the right as a shareholder or a pledgee and through a resolution of the Board of Directors, suspend changes of records in the Register of Shareholders for a specific period not exceeding three (3) months or establish a record date within three (3) month prior to the date of exercise of such right by giving at least two (2) week prior public notice thereof.

Article 14.  (Notification of Addresses etc. of Shareholders)

        1. Shareholders and registered pledgees or their statutory agents or representatives shall notify the Company of their names, addresses and seal impressions by using the form prescribed by the Company.

        2.  In case of a change thereof, the same shall apply.

        3. Foreign nationals who are not accustomed to using seal impressions may utilize their signatures for the purposes of the preceding two (2) paragraphs.


CHAPTER III.  GENERAL MEETING OF SHAREHOLDERS

Article 15.  (Convocation)

        1. The Ordinary General Meeting of Shareholders shall be convened within three (3) months from the day following the last day of each fiscal year of the Company and the Extraordinary General Meeting of Shareholders may be convened whenever necessary.

        2. Except as otherwise provided by law, General Meetings of Shareholders shall be convened by the Chairman of the Board of Directors of the Company pursuant to a resolution of the Board of Directors. If the Chairman is unable or unwilling to convene a General Meeting of Shareholders, another Director, in accordance with the order previously determined by the Board of Directors, may convene the Meeting.

        3. General Meetings of Shareholders of the Company shall be held at the head office of the Company or at such other place as the majority of shareholders of record agree.

        4. In convening a General Meeting of Shareholders, notice thereof shall be dispatched in Japanese and English to each shareholder of record at least fourteen (14) days prior to the date of such Meeting, unless the exceptions of paragraph 5 of this Article 15 apply.

        5. The notice set forth in the preceding paragraph may be waived for a particular General Meeting at which all the shareholders of record are present in person or by proxy. The period of the notice set forth in the preceding paragraph may be shortened for a particular General Meeting with the unanimous written consent of the shareholders of record.

        6. The notice of a General Meeting of Shareholders shall state the agenda of the Meeting.

Article 16.  (Chairman)

        The Chairman of the Board of Directors shall act as chairman at the General Meeting of Shareholders. In case the Chairman is prevented from so acting, one of the other Directors, chosen according to an order previously determined by the Board of Directors, shall so act.

Article 17.  (Method of Resolution)

        Except for provisions of laws and ordinances or these Articles of Incorporation prescribing severer method of resolution, resolutions of a General Meeting of Shareholders shall be adopted (i) at a Meeting at which shareholders holding more than 50% of the issued and outstanding voting shares are present, and (ii) by the affirmative vote of shareholders holding more than 50% of all of the issued and outstanding voting shares.

Article 18.  (Proxy Voting)

        1.  A shareholder may exercise his/her vote by proxy.

        2. The proxy shall submit to the Company for each General Meeting of Shareholders attended a document evidencing his/her appointment as proxy.

Article 19.  (Minutes)

        1. The substance of the proceedings at the General Meeting of Shareholders and the resolutions thereof shall be recorded in the Minutes of the Meeting, which shall bear the names and the seals or signatures of the Chairman and Directors present at the Meeting. The original Minutes of the Meeting shall be preserved for ten (10) years in the Head Office of the Company, and all copies thereof shall be preserved for five years in the Branch Offices

        2. Copies of the minutes of General Meetings of Shareholders of the Company shall be promptly delivered to each shareholder.


CHAPTER IV.  DIRECTORS, THE BOARD OF DIRECTORS AND AUDITORS

Article 20.  (Number of Directors and Auditors)

        The number of Directors shall be not less than six (6) and not more than ten (10) and the number of Auditors shall not exceed two (2).

Article 21.  (Election of Directors and Auditors)

        Directors and Auditors shall be elected at a General Meeting of Shareholders of the Company. A resolution for election of Directors shall not be made by cumulative voting.

Article 22.  (Term of Office of Directors and Auditors)

        1. The term of office of Directors and Auditors shall expire at the close of the Ordinary General Meeting of Shareholders pertaining to the last settlement of accounts occurring within two (2) years after his/her assumption of office, unless the exception of paragraph 2 of this Article 22 applies.

        2. In case of a Director or an Auditor who has been elected to fill a vacancy or to increase the number of Directors or Auditors, the term of office of such Director or Auditor shall be equal to the remaining term of office of the predecessor or other Directors or Auditor(s) currently in office.

Article 23.  (Meeting of The Board of Directors)

        1. Meetings of the Board of Directors shall be convened whenever necessary but at least annually, and presided over by the Chairman of the Board. In case the Chairman is prevented from so doing, the President shall do so. Any Director may, whenever it is deemed necessary, request the Chairman to convene a Meeting of the Board of Directors. Meetings of the Board of Directors may be conducted by video conference provided that a quorum of Directors are on the line during the entire period of the meeting.

        2. Notice of all meetings of the Board of Directors shall be given at least three (3) weeks in advance to each Director, and Auditor as appropriate, but where any matter requires such urgent action by the Board of Directors as to preclude the possibility of giving notice as aforesaid, notice shall be given to each Director, and Auditor as appropriate, by facsimile, as far in advance of the meeting as possible, but in no event less than three (3) days prior thereto.

        3. The notice referred to in paragraph 2 of this Article 23, shall include an agenda of all matters to be considered at the meeting, in such detail as may be reasonable and necessary to permit the Directors, and Auditors as appropriate, to study the matters which are to be considered at the meeting.

        4. All resolutions of the Board of Directors shall be adopted by a majority vote of six (6) or more Directors at a Meeting of the Board of Directors. In the event of a tie vote by the Directors, the Directors shall bring the matter before a shareholder meeting and have it determined by a majority vote of all shareholders .

        5. If meetings of the Board of Directors are held in English, interpretation into Japanese shall be provided at the request of any of the Directors at the expense of the Company.

Article 24.  (Rules for the Board of Directors)

        1. Matters concerning the Board of Directors, except as otherwise provided by laws and ordinances and these Articles of Incorporation, shall be governed by the Rules of the Board of Directors prescribed by the Board of Directors.

Article 25.  (Actions Requiring Approval by the Board of Directors)

        The following actions require approval of the Board of Directors.

        1.  The adoption of the business plan and operating budget.

        2.  The manufacture of any new Products.

Article 26.  (Remuneration)

        The remuneration (including retirement allowance) of Directors and Auditors shall be respectively determined by resolutions of the General Meeting of Shareholders.

Articles 27.  (Chairman, Representative Directors, etc.)

        1. The Board of Directors shall elect one (1) Representative Director from among the members of the Board of Directors.

        2. The Board of Directors shall elect the President and the Chairman from among the Directors.

        3. The Board of Directors may elect any of Executive Vice Presidents, Senior Managing Directors and Managing Directors from among its members whenever it is deemed necessary.


CHAPTER V.  ACCOUNTS

Article 28.  (Fiscal Year)

        The fiscal year of the Company shall commence on November 1 and end on October 31 each year.

Article 29.  (Dividends of Shares)

        1. Dividends of shares shall be paid to those shareholders and/or registered pledgees listed in the Register of Shareholders as of the last day of each fiscal year. Dividends shall not yield interest.

        2. The Company may, through a resolution of the Board of Directors, make a distribution of interim dividends to the shareholders of record (including registered pledgees) as of the last day of April each year pursuant to the provisions of Articles 293-5 of the Commercial Code of Japan. Interim dividends shall not yield interest.

        3. The Company shall be relieved from the obligation to pay such dividends (or such interim dividends) when the same remain unreceived after a period of three full years from the payment date thereof.

CHAPTER VI.  SUPPLEMENTARY PROVISIONS

Article 30.  (Shares to be Issued upon Incorporation of Company)

        The total number of shares to be issued upon incorporation of the Company shall be two thousand (2,000) par value shares, and shall be issued at par value.

Article 31.  (First Fiscal Year)

        The first fiscal year of the Company shall commence on the date of incorporation of the Company and end on October 31, 1997.

Article 32.  (Term of Office of Initial Directors and Auditors)

        Notwithstanding the provisions of Article 22, Paragraph 1, the terms of office of the Initial Directors and Auditors shall expire at the close of the Ordinary General Meeting of the Shareholders pertaining to the last settlement of accounts occurring within one (1) year after their assumption of office.

Article 33.  (Promoter's Name and Address)

        The name and address of the promoter is as follows:

      (Address):  2-15-10 Shin-Yokohama, Kouhoku-ku, Yokohama-shi, Kanagawa 222
      (Name):  Innotech Corporation       Larry M. Yoshida, President

IN WITNESS WHEREOF, these Articles of Incorporation shall be executed with the names and seals of the promoters affixed hereto.

Date:  June 10, 1997

Promoter:    Innotech Corporation
             Larry M. Yoshida, President

                                 - EXHIBIT B -

                                  JVC PRODUCTS

1.  SC and TSK UF200 Prober integrated test system with new skin.
2.  Kalos and TSK UF200 Prober integrated test system with new skin.

                                 - EXHIBIT C -

                         TECHNOLOGY LICENSING AGREEMENT

     This Agreement is made and entered into this tenth (10th) day of June 1997, by and between CREDENCE SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 215 Fourier Avenue, Fremont, California 94539 USA ("Credence"), and INNOTECH-CREDENCE KABUSHIKI KAISHA, a corporation organized and existing under the laws of the country of Japan, with its principal place of business located at Yokohama-shi, Kanagawa, Japan ("Licensee").

     WHEREAS, Credence owns certain patents, copyrights, trademarks, and trade secrets ("Credence Intellectual Property"), and possesses considerable know-how in designing and manufacturing certain automatic test equipment products ("Credence Products");

     WHEREAS, Licensee has been established as a joint venture company, pursuant to a Joint Venture Agreement by and between Credence and INNOTECH CORPORATION, a corporation organized and existing under the laws of Japan with its principal place of business located at 2-15-10 Shinyokohama, Kouhoku-ku, Yokohama-shi, Kanagawa 222, Japan ("Innotech"), for the purpose of localizing, customizing, developing, and manufacturing in Japan ("Territory"), certain products ("JVC Products") defined in the Joint Venture Agreement, which integrate Credence Products, for resale by Innotech in the Territory and Credence and its Affiliates outside the Territory; and

     WHEREAS, Licensee, therefore, desires to obtain rights to certain of Credence's patents, copyrights, trademarks, trade secrets, and know-how related to the design, development and manufacture of such integrated Credence Products;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     1.1 "Effective date" means the date of this Agreement as indicated above.

     1.2 "Joint Venture Agreement" means the Joint Venture Agreement executed on the 9th day of June 1997, by and between Innotech and Credence, which is incorporated herein by this reference.

     1.3 "JVC Products" means the equipment set forth in Exhibit B of the Joint Venture Agreement, and any additional equipment that may be added thereto pursuant to the terms and conditions of the Joint Venture Agreement.

     1.4 "Integrated Credence Products" means Credence Products integrated by design or construction into the JVC Products.

     1.5 "Credence Intellectual Property" means all patents, copyrights, trademarks, and trade secrets which relate to any or all of the manufacture, use and sale of the Integrated Credence Products in Japan during the term of this Agreement.

     1.6 "Credence Technology" means the combination of the Credence Intellectual Property and know-how in the design, development and manufacture of the Integrated Credence Products.

     1.7 "Person" means a natural individual, partnership, firm, company, corporation, and any other form of business association.

     1.8 "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, through members of the board of directors, or otherwise.

     1.9 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is in common Control with, the Person specified.


                                   ARTICLE 2.
                                     GRANT


     Credence grants to Licensee the exclusive license rights to the Credence Technology for localizing, customizing and manufacturing the JVC Products in the Territory, and for selling the

JVC Products to Innotech for exclusive resale in the Territory and to Credence for exclusive resale outside the Territory, in accordance with the Joint Venture Agreement and Innotech/ICC and Credence/ICC Distribution Agreements attached thereto.


                                   ARTICLE 3.
                        TECHNOLOGY TRANSFER AND SUPPORT

       3.1 KNOW-HOW. Credence shall from time-to-time and to such extent as it considers in its sole discretion to be reasonably necessary for the performance of this Agreement, furnish to Licensee technical information for the design and manufacture of the Integrated Credence Products and processes or experience incidental to the design and manufacture of the Integrated Credence Products ("know-how").

          3.1.1 TECHNICAL INFORMATION. Credence shall provide Licensee the technical information described in Attachment C hereof, and shall make reasonably available Credence personnel to explain such technical information to Licensee.

          3.1.2 TRAINING. Credence shall provide at its facilities in Fremont, California and/or Beaverton, Oregon, training of Licensee employees without charge on a one-time basis, to be conducted within one-hundred and twenty (120) days after the effective date of this Agreement, and may post a Credence engineer from time to time at Licensee's facilities to further train Licensee's employees without charge. Licensee shall pay all travel, lodging, meals, and transportation expenses incurred by Licensee's employees to train at Credence's facilities and by Credence engineers to conduct training at Licensee's facilities. Additional training of Licensee employees shall be at Credence's standard charge at the time for conducting training of Credence's customers' engineers.

          3.1.3 TECHNICAL SUPPORT. Credence shall provide reasonable levels of technical support to assist Licensee in its efforts to localize, customize and manufacture the JVC Products in the Territory. For this purpose, Credence may appoint a project manager for the term of this Agreement.

     3.2 TROUBLE-SHOOTING. Licensee shall inform Credence of any problems encountered in manufacturing the JVC Products which affect the quality or reliability of the JVC Products; Licensee shall inform Credence of all design related defects in the Integrated Credence Products and the JVC Products reported by Innotech or its customers; and Licensee shall inform and consult with Credence prior to taking any corrective action or provide any response to Innotech or its customers regarding such reported defects.

     3.3 DISCLAIMER OF WARRANTY AND PRODUCT LIABILITY. Neither Credence nor its employees and representatives shall be liable to Licensee or to any other party for direct or indirect damages, losses or injuries, including foreseeable and unforeseeable damages resulting from the use or application of the Credence Technology transferred under this Agreement. Licensee shall indemnify Credence and its employees and representatives for and hold Credence and its employees and representatives harmless from any cause of action, claim, action or suit, including claims for civil liability, for recovery of said damages, losses or injuries, as well as all costs and attorney's fees, if any, relating thereto.


                                   ARTICLE 4.
                     PRODUCT AND MANUFACTURING DEVELOPMENT

     4.1 PRODUCT AND MANUFACTURING DEVELOPMENT. Licensee shall make every reasonable effort to reduce manufacturing costs of the JVC Products by seeking and qualifying lower cost component vendors for the JVC Products, improving manufacturing methods and the manufacturability of the JVC Products, and incorporating other such cost reduction mechanisms and schemes, subject to the conditions that the quality level of and customer satisfaction with the JVC Products will be maintained or preferably enhanced, and the platform compatibility and interchangeability between Credence Products and Licensee manufactured JVC Products shall be maintained, including, but not limited to, compatibility in hardware, software, electrical and chemical elements.

     4.2 REVIEW AND APPROVAL. Licensee shall consult closely with Credence during the product and manufacturing development process of paragraph 4.1. All proposed changes made by Licensee to the designs or manufacture of the JVC Products shall require the review and prior written approval by Credence before being included in the designs or manufacture of the JVC Products by Licensee. The review and approval procedure shall be determined by Credence after consultation on the matter with Licensee, and shall be set forth in writing. Notwithstanding such, Credence shall have at least the opportunity to review and approve:

       (i) manufacturing bill of materials and component sourcing;

       (ii) production and assembly process, including manufacturing environment;

       (iii) quality control, including test procedures; and

       (iv)  packing, shipping and installation process.

     4.3 QUALIFICATION TESTING. In addition to the review and approval procedure of paragraph 4.2 above, Credence may further require that any proposed changes made by Licensee to the designs or manufacture of the JVC Products to be qualified by Credence before being included in the designs or manufacture of the JVC Products by Licensee. In such event, the qualification criteria and procedures may be the same or comparable to those used by Credence to qualify its own products for shipment.

     4.4 LIABILITY. Notwithstanding any review, testing or other action taken by Credence pursuant to paragraphs 4.2 and 4.3 above, Licensee shall retain all responsibility for the quality of its manufactured JVC Products, and Credence shall not be liable to Licensee or any third parties for any defects in Licensee manufactured JVC Products, except for defects in any Integrated Credence Products included therein.


                                   ARTICLE 5.
                                QUALITY CONTROL

       Licensee shall maintain manufacturing standards at least equal to those of Credence in the United States, which standards Licensee acknowledges and is familiar with, and any material proposed change involving any alteration in the structure, quality or design of the JVC Products and the supplied know-how relating thereto, shall be subject to the written approval of Credence. Licensee agrees that Credence may, at Credence's expense, visit the laboratories, offices and factories of Licensee at reasonable times to observe the operations contemplated by this Agreement.

                                   ARTICLE 6.
                              MARKING REQUIREMENTS

     On each item of JVC Products manufactured hereunder, Licensee shall attach in a prominent position, suitable to Credence, a stamping, which shall indicate that the item has been manufactured under license from Credence.


                                   ARTICLE 7.
                              ROYALTY AND RECORDS

     7.1 ROYALTY. Licensee shall pay to Credence a running royalty equivalent to the Royalty Rate (as defined below) of the "net sale price" of the JVC Products sold by Licensee to Innotech, and delivered after the Effective Date of this Agreement. The net sale price shall mean the invoiced price of the JVC Products less the following deductions to the extent included in the invoiced price: (i) sales or consumption taxes, import duties and similar governmental charges; (ii) packing expenses and storage charges; (iii) freight charges including insurance premiums; (iv) invoiced price of returned Product; and (v) volume or similar sales discounts to Innotech.

     The "Royalty Rate" shall mean such royalty rates as agreed to by the parties hereto in the written supplement hereto from time to time; provided that each Royalty Rate shall fall within the range of 1% up to 10%. In the event that a Royalty Rate is determined for a certain period of time and if another Royalty Rate applicable after the former period is not determined, the former Royalty Rate would be applied after such period.

     7.2 PAYMENT OF ROYALTY. Royalties shall be payable in Yen each June and December for shipments made during the preceding six (6) months ended May 31 and November 30, respectively. At or before the time the royalty payment is made, Licensee shall submit to Credence a report setting out the volume of the JVC Products manufactured and sold or otherwise distributed by Licensee during the relevant six (6) month period, the total net sales price from such transactions, and the basis of calculation of royalty.

     7.3 TAXATION. If any Japanese taxes are required to be withheld from Licensee's payments to Credence, Licensee shall withhold such amounts, pay the same to the appropriate tax authority, and promptly furnish Credence with appropriate documentation, including taxation receipts, evidencing the amounts so withheld as soon as practicable. The parties shall cooperate to make any necessary filings to utilize the lowest withholding tax rate available with respect to the Treaty for the Avoidance of Double Taxation between Japan and the United States.

     7.4 RECORDS. Licensee shall maintain complete records of the JVC Products' sales and make such records available for inspection by Credence from time to time to permit Credence to verify the amount of the Royalty payable.

     7.5 ADJUSTMENTS. If the JVC Products' sales in the Territory are a dramatic success, the parties will consult and consider a royalty increase or other means of allowing Credence to share equitably in the success. If the JVC Products' sales in the Territory are dramatically unsuccessful, the parties will consult and consider a royalty decrease.


                                   ARTICLE 8.
                             INTELLECTUAL PROPERTY

     8.1 COPYRIGHTS AND PATENTS. Subject to the terms and conditions of this Agreement, Credence grants to Licensee an exclusive, nontransferable, royalty-bearing license, without right of sub-license, during the term of this Agreement, to all Copyrights and Japanese Patents owned by Credence as of the Effective Date of this Agreement, for the sole purposes of making, using, and selling the JVC Products to Innotech for resale by Innotech in the Territory, and to Credence and its affiliates for resale outside the Territory.

     8.2 FUTURE COPYRIGHTS AND PATENTS. Credence grants to Licensee an exclusive, nontransferable, royalty-free license, without right of sub-license, during the term of this Agreement, to all Copyrights and Japanese Patents acquired by Credence subsequent to the Effective Date of this Agreement, for the sole purposes of making, using, and selling the JVC Products to Innotech and its affiliates for resale by Innotech in the Territory, and to Credence and its Affiliates for resale outside the Territory.

     8.3 GRANT-BACK. Licensee shall disclose to Credence any and all developments or improvements which Licensee may or does make in the design or manufacture of the JVC Products, and grants to Credence an exclusive, royalty-free license to make, use and sell products embodying such improvements and developments in all countries of the world, with the exception of the Territory, for the duration of this Agreement, and to permit and authorize

Credence to secure in such countries, patents and other industrial property rights for Licensee at the sole discretion and expense of Credence.

     8.4 TRADEMARKS. Subject to the terms and conditions of this Agreement, Credence grants to Licensee a non-exclusive, royalty-free, and sub-licensable license, during the term of this Agreement, to place Credence on the JVC Products, and their packaging and documentation produced by or for Licensee; provided that Licensee may sub-license such license only to Innotech.

     8.5 MAINTENANCE OF TRADEMARKS. Credence shall register and maintain the registration of their Trademarks in the Territory. The Trademarks and all goodwill associated therewith will be exclusively owned by Credence. Licensee will not apply for registration of any marks substantially similar to any of Credence's marks. All uses of the Trademarks will inure solely to Credence, and Licensee shall obtain no rights with respect to any of Credence's Trademarks or other marks, other than the rights as set forth herein.

     8.6 INFRINGEMENT OF CREDENCE TRADEMARKS BY THIRD PARTIES. Credence and Licensee shall take reasonable measures to protect Credence's Trademarks from infringement by third parties. If Licensee discovers that such an infringement exists, Licensee shall inform Credence of all pertinent details of such, and Credence shall determine what action to take. Credence shall bear the cost of any prosecution and retain any amounts recovered in such a proceeding. Licensee shall provide reasonable cooperation in the event of any such suit.



                                   ARTICLE 9.
                                INDEMNIFICATION

     9.1 INDEMNIFICATION BY CREDENCE FOR COPYRIGHT AND PATENT INFRINGEMENT. Credence shall defend, indemnify and hold harmless Licensee, its directors, officers, employees and agents against and from any manufacture, sale or use of the JVC Products which infringes third party copyright or patent rights to the extent such claims are based on Credence's designs, use or methods of manufacturing the JVC Products, subject to the condition of paragraph 9.1.1 below. However, Credence shall have no indemnity obligation with respect to any claim resulting from the use of the JVC Products in combination with any other products which caused infringement of the third party's copyright or patent.

          9.1.1 CONDITION FOR INDEMNIFICATION. Credence's indemnity obligation of this Section 9 is subject to the condition that Licensee gives Credence prompt notice, in writing, of the third party infringement claim and an opportunity to elect to take over, settle or defend the claim through counsel of its own choice and under its sole discretion and at its own expense, and make available to Credence all defenses against such actions, claims or proceedings, known or available to Licensee.

          9.1.2 RIGHT TO TAKE CORRECTIVE ACTION. If any portion of Credence's design of or manufacturing process for the JVC Products is or, in Credence's sole opinion, may become the subject of any third party copyright or patent claim, or if such a claim is upheld through adjudication, then Credence shall, at its option and expense, either modify the design or process to correct the liability or obtain a license to permit continued use of the infringing design or process.

     9.2 INDEMNIFICATION BY LICENSEE FOR COPYRIGHT AND PATENT INFRINGEMENT. Licensee shall defend, indemnify and hold harmless Credence and its affiliates, their directors, officers, employees and agents against and from any manufacture, sale or use of the JVC Products which infringes third party copyright or patent rights to the extent such claims are based on Licensee's designs, use or methods of manufacturing the JVC Products, subject to the condition of paragraph 9.2.1 below. However, Licensee shall have no indemnity obligation with respect to any claim resulting from the use of the JVC Products in combination with any other products which caused infringement of the third party's copyright or patent.

          9.2.1 CONDITION FOR INDEMNIFICATION. Licensee's indemnity obligation of this Section 9 is subject to the condition that Credence or its affiliate, as the case may be, gives Licensee prompt notice, in writing, of the third party infringement claim and an opportunity to elect to take over, settle or defend the claim through counsel of its own choice and under its sole discretion and at its own expense, and make available to Licensee all defenses against such actions, claims or proceedings, known or available to Credence or its affiliate, as the case may be.

          9.2.2 RIGHT TO TAKE CORRECTIVE ACTION. If any portion of Licensee's design of or manufacturing process for the JVC Products is or, in Licensee's sole opinion, may become the subject of any third party copyright or patent claim, or if such a claim is upheld through adjudication, then Licensee shall, at its option and expense, either modify the design or process to correct the liability or obtain a license to permit continued use of the infringing design or process.

     9.3 INFRINGEMENT OF THIRD PARTY MARKS BY CREDENCE. Credence shall defend, indemnify and hold harmless Licensee against and from any claims that the use of Credence's Trademarks in the marketing and sale of the JVC Products infringes third party trademark rights. Credence's indemnity obligation is subject to the condition that Licensee gives Credence prompt notice, in writing, of the third party claim and gives Credence an opportunity to elect to take over, settle or defend the claim through counsel of its own choice and under its sole discretion, and make available to Credence all defenses against such actions, claims or proceedings, known or available to Licensee. If trademark infringement exists or if, in Credence's judgment, there is a risk of infringement, Credence may modify Credence's Trademarks or substitute new Marks after consulting with Licensee.

     9.4 DISCLAIMER. THE FOREGOING STATES EACH PARTY'S ENTIRE LIABILITY AND OBLIGATION (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO INTELLECTUAL PROPERTY INFRINGEMENT OR CLAIMS THEREFORE REGARDING ANY OF THE JVC PRODUCTS OR TECHNOLOGY DEVELOPED, MANUFACTURED OR SOLD PURSUANT TO THIS AGREEMENT.


                                  ARTICLE 10.
                            CONFIDENTIAL OBLIGATIONS

     10.1 CONFIDENTIAL OBLIGATIONS. The parties hereto each covenants and agrees, during the term of this Agreement and for a period of five (5) years thereafter, on behalf of its Directors, officers, employees and agents to maintain in strict confidence and not to make any unauthorized use of the Confidential Information (hereinafter defined) received from the other party pursuant to this Agreement. The Confidential Information shall be (i) disclosed in writing or in other tangible form and clearly marked as confidential at the time of disclosure, or (ii) disclosed orally or in other intangible form and clearly indicated as confidential at the time of disclosure and, within thirty
(30) days after such disclosure, followed up with a written notice stating the content and nature of such Confidential Information.

     10.2 EXCEPTIONS. The obligations in this Section 10 will not apply to any information which (i) is or becomes available to the public other than by breach of this Agreement by the receiving party, or (ii) is or has been rightfully received by the receiving party from a third party, or disclosed by the disclosing party to a third party, without any restrictions as to its use or disclosure, or (iii) is or has been independently developed by the receiving party.



                                  ARTICLE 11.
                           GOVERNMENT APPROVAL, TAXES


     11.1 REVIEW BY FAIR TRADE COMMISSION. Each party hereto agrees to file this Agreement, if required, with the Japan Fair Trade Commission (the OJFTCO) and the Japanese

Ministry of Finance ("MOF"). Licensee shall provide Credence with English language translations of all notifications filed in connection with this Agreement promptly after such filing. If the JFTC or MOF advises or recommends the amendment or deletion of any terms and conditions of, or any addition to, this Agreement pursuant to the Law Relating to Prohibition of Private Monopoly and Methods of Preserving Fair Trade of Japan and the guidelines promulgated thereunder, Licensee shall immediately inform Credence of such advice or recommendation and the parties shall negotiate in good faith to modify this Agreement in accordance with such advice or recommendation. If the parties do not reach agreement within thirty (30) days, either party may terminate this Agreement without incurring any further liability or obligation.

     11.2 COMPLIANCE WITH APPLICABLE LAWS. At its own expense, Licensee shall make, obtain, and maintain in force at all times during the terms of this Agreement, all filings, registrations, reports, licenses, permits and authorizations (collectively, "Authorizations") in the Territory in order for Licensee to perform its obligations under this Agreement and shall promptly forward English translations of such Authorizations to Credence, and Credence shall provide Licensee with such assistance as Licensee may reasonably request in making or obtaining any such Authorizations.

     11.3 EXPORT CONTROLS. Licensee acknowledges that Credence is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Credence to provide technical information, technical assistance, any media in which any of the foregoing is contained, training and related technical data (collectively, ODataO) shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Administration, Bureau of Export Administration. Licensee will not export or transfer the Products, Data disclosed or provided by Credence to Licensee, or the direct products of such Data if such export or transfer would constitute a violation of such United States laws and regulations.


                                  ARTICLE 12.
                              TERM AND TERMINATION

     12.1 TERM. This Agreement shall remain in force for five (5) years from its effective date, and will automatically renew year after year on the anniversary date of such effective date unless terminated pursuant to this
Section 12.

     12.2 TERMINATION WITH CAUSE. Either party hereto may terminate this Agreement by giving a written notice of termination to the other party upon occurrence of any of the following events; provided, however, that the termination of this Agreement pursuant to this paragraph 12.2 does not prevent claims for damages from the non-liable party for such termination:

     (i) When the other party becomes or is caused to become insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or liquidation proceeding is commenced by or against the other party;

     (ii) When the whole or any substantial part of the business or assets of the other party is transferred to a third party by agreement, order of court or otherwise; or

     (iii) When the other party defaults in any of the provisions of this Agreement and does not make the remedy the default within thirty (30) days after a written notice is given requesting to make remedy the default.

     12.3 NON-AUTOMATIC TERMINATION. The termination of the Joint Venture Agreement shall not affect the effectiveness of this Agreement unless otherwise mutually agreed by Credence and Licensee in writing.

     12.4 EFFECT OF TERMINATION. The provisions of 3.3, 4.4, 7, 9, 10, 11, 12 and 13 shall survive any termination or expiration of this Agreement. All other rights and obligations of the parties under this Agreement shall cease upon termination of this Agreement.


                                  ARTICLE 13.
                                    GENERAL

     13.1 NO AGENCY. Neither party hereto is the agent of the other for any purpose and neither shall so represent itself or allow others to so reasonably conclude.

     13.2 ENTIRE AGREEMENT, AMENDMENT. This is the entire Agreement between the parties as to the subject matter of this Agreement and no amendment or waiver of this Agreement shall be binding unless it is in writing and signed by authorized representatives of both parties.

     13.3 ASSIGNMENT. Neither party may assign this Agreement nor any rights or benefits hereunder, or delegate any of its duties under this Agreement without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assignees.

     13.4 FORCE MAJEURE. If the performance of this agreement or of any obligation hereunder, except the payment of the sums and/or royalties, is prevented, restricted, or interfered with by reason of force majeure, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction, or interference; provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

     13.5 ARBITRATION. All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach hereof, which cannot be satisfactorily resolved by the parties themselves, shall be finally settled by arbitration pursuant to the Japan-American Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound.

     13.6 NOTICES, AUTHORITY. Any communications required by or pursuant to this Agreement shall be sent to the respective addresses of the parties set out in the preamble of this Agreement. The parties signing below have full power and authority to bind their principals.

     13.7 GOVERNING LAW. This agreement shall be construed in accordance with and governed by the laws of the State of California and the United States of America.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above set forth.


CREDENCE SYSTEMS CORP.                     INNOTECH-CREDENCE K.K.

______________________________             _________________________________
W.R. BOTTOMS                               TYPED NAME:
CHAIRMAN & CEO                             PRESIDENT

                                - EXHIBIT D -

                             DISTRIBUTOR AGREEMENT

  This Agreement is made and entered into this ___________ day of _____________________, 1997 by and between INNOTECH CORPORATION, a Japanese corporation organized and existing under the laws of Japan with its principal place of business located at 2-15-10 Shinyokohama Kouhoku-ku, Yokohama-shi, Kanagawa 222, Japan ("Innotech") and INNOTECH-CREDENCE KABUSHIKI KAISHA, a Japanese corporation organized and existing under the laws of Japan with its principal place of business located at Yokohama-shi, Kanagawa-ken, Japan ("ICC").

     WHEREAS, ICC has been established as a joint venture company, pursuant to an agreement executed on the 9th day of June 1997 ("Joint Venture Agreement"), by and between Innotech and CREDENCE SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 215 Fourier Avenue, Fremont, California 94539 USA ("Credence"), for the purpose of localizing, customizing, developing and manufacturing in Japan certain products ("JVC Products"), as defined in the Joint Venture Agreement, for resale by Innotech in Japan and Credence outside Japan;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE 1.
                                  APPOINTMENT

  ICC hereby appoints Innotech its exclusive distributor in Japan ("Territory"), and Innotech hereby accepts such appointment for the sale of JVC Products, as listed in Appendix A, in the Territory. Innotech is authorized by the above appointment to sell the JVC Products only to customers located in the Territory, and Innotech shall refer to ICC all inquiries made from prospective customers from outside the Territory.

  The list of JVC Products as set forth in Appendix A may be changed, abandoned or added to by mutual written agreement between the parties.

                                   ARTICLE 2.
                               TERM OF AGREEMENT

  This Agreement shall continue in effect for a period of five (5) years from the date of its execution and shall automatically renew year after year, unless terminated pursuant to Article 15 hereof.


                                   ARTICLE 3.
                             PARTY RESPONSIBILITIES

  3.1  ICC agrees to the following responsibilities under this Agreement.

       3.1.1 ICC shall make every reasonable effort to manufacture quantities of the JVC Products sufficient to meet the resale requirements of Innotech, based on a monthly forecast given to ICC by Innotech.

       3.1.2 ICC shall make every reasonable effort to satisfy Innotech's customer's request for quality of the JVC Products and shall establish a quality assurance system and ensure its operation to achieve this purpose. ICC shall provide reports in writing about such system upon request from Innotech and/or customer.

       3.1.3 ICC shall ensure that an inventory of spare parts be maintained for each model of the JVC Products in the Territory for five (5) years from the date of the last technical acceptance of such JVC Products by customers. ICC shall not terminate such supply during the term of this Agreement without written consent of Innotech.

       3.1.4 ICC shall retain and submit to Innotech upon request by Innotech any information (including, but not limited to, technical information, data, company regulations related to the JVC Products) which are related to Product design, Product manufacturing, or Product quality control that are necessary for performing Innotech's obligation under the Product Liability Law in the Territory at least eleven (11) years after the last shipments of each of the JVC Products for Innotech's customers. If any claim, demand, proceeding, action arises against Innotech and/or Innotech's customers in relation with the JVC Products under the Product Liability Law in the Territory, ICC shall cooperate with and support Innotech to execute Innotech's obligations under the Product Liability Law in the Territory.

  3.2  INNOTECH agrees to the following responsibilities under this Agreement.

       3.2.1 Innotech shall make every reasonable effort to promote the sale and technical support service related to the sales of the JVC Products and further shall serve the best interests of ICC in any and all matters in accordance with this Agreement.

       3.2.2 Innotech shall refrain from manufacturing or selling products which are thought by both ICC and Innotech to directly compete with the JVC Products for the duration of this Agreement, provided, however, it is not prohibited that Innotech may provide its customer with delivery, service and maintenance for directly competitive products if the equipment was supplied to such customer prior to the start of this Agreement and Innotech is requested to provide the above services by its customer. This prohibition against selling competitive products shall not apply, however, to products manufactured by Credence and/or its subcontractors, and sold through Innotech in the Territory pursuant to an existing distribution agreement between Innotech and Credence.

       3.2.3 Innotech agrees to maintain a qualified sales staff sufficient to provide for the sales and support of the JVC Products in the Territory.

       3.2.4 Innotech agrees to provide ICC with an Order Forecast at the beginning of each month that details the account, product, order value, anticipated order date, delivery requirement, and probability of order placement with ICC.

       3.2.5 Innotech agrees to provide ICC with a Prospects List (funnel) at the beginning of each quarter that projects opportunities for 9-12 months. The list will detail the account, product, order value, and anticipated order date.

       3.2.6 Innotech or its subsidiary shall provide on-site installation, technical and maintenance support in the Territory for Innotech's customers during the Warranty Period (defined in Article 13 hereof) and after the Warranty Period upon customer's request.

                                   ARTICLE 4.
                            PRICE AND PRICE CHANGES

  4.1 PRICE. Innotech agrees to pay ICC for the JVC Products purchased hereunder in accordance with price schedules or bulletins supplied by ICC and accepted by Innotech from time to time. The presently applicable schedule is attached hereto as Appendix B.

  4.2 PRICE CHANGES. ICC shall give Innotech at least ninety (90) days written notice prior to any price change which may be made by ICC; provided that, in case of price increase, notwithstanding the provision provided above, any order placed by Innotech to ICC and accepted by ICC prior to the effective date of such price increase will not be affected with such price change.


                                   ARTICLE 5.
                                     ORDERS

  5.1 QUOTATIONS, ORDERS, ACCEPTANCE. ICC will generate price and delivery quotations for the JVC Products to Innotech. Product shipment information must be confirmed by ICC prior to Innotech making a written or verbal commitment or accepting an order from a customer.

  5.2 RECORDS. Innotech will maintain a file of all quotations, proposals, and purchase orders which shall be available to ICC for review upon reasonable request.

  5.3 TAXES. All taxes shall be set forth separately on the face of the order acknowledgment. Failure of ICC to so set forth any of these items shall relieve Innotech from the obligation to pay such amounts. In lieu of the imposition of any particular tax, Innotech may, where applicable, provide a tax exemption certificate to ICC in a form acceptable to the taxing authorities.


                                   ARTICLE 6.
                                TERMS OF PAYMENT

  The terms of payment and applicable discounts shall be as provided in Appendix A attached hereto. In case a JVC Product does not meet specifications which have been committed by mutual agreement and Innotech does not obtain customer acceptance due to an engineering problem of the machine, payment to ICC shall be adjusted accordingly. If payment has been made by Innotech to ICC on that JVC Product, the next payment shall be adjusted accordingly.


                                   ARTICLE 7.
                                    DELIVERY

  7.1 GENERAL. ICC shall make every reasonable effort to fill all orders promptly upon acceptance thereof. However, if conditions beyond the control of ICC arise which prevent compliance with normal delivery schedules, ICC shall not be liable for damages, general, special or otherwise arising from such delivery delay.

       All sales are made F.O.B. point of shipment, ICC facility in Machida-shi, Tokyo, Japan. Innotech shall have the right to select the carrier of its choice. Unless written instructions from Innotech specifying the method of shipment to be used have been received by ICC, ICC will exercise its own discretion with respect to manner of shipment and insurance to be used.

  7.2 RISK OF LOSS. ICC shall retain title and bear the risk of loss until such time as a shipment has been placed on board the carrier at the factory, at which time title shall pass to Innotech and the risk of loss shall be borne by Innotech.


                                   ARTICLE 8.
                                CONFIDENTIALITY

  During the term of this Agreement and for two (2) years thereafter, both parties hereto agree not to disclose to any third party nor to use for its own benefits (except in performing its duties hereunder) any information disclosed by the other party hereunder (hereinafter referred to as "CONFIDENTIAL INFORMATION") which is (i) of a confidential nature and (ii) disclosed in writing or other tangible form and clearly marked as "Confidential" or promptly reduced to writing and clearly designated as "Confidential" if first transmitted orally.

  The obligation described herein shall not apply to any information (i) which is generally known to the public, or (ii) which subsequently becomes generally known to the public through no fault of the receiving party, or (iii) which has, at the time of disclosure thereof, been in the possession of the receiving party, or (iv) which may subsequently be rightfully obtained by the receiving party from a third party without confidential restriction, or (v) which may subsequently be developed by the receiving party independently of the CONFIDENTIAL INFORMATION.


                                   ARTICLE 9.
                        PATENTS, TRADE MARKS, INDEMNITY

  9.1 USE. During the term of this Agreement, ICC grants to Innotech the right to use ICC's trade mark or trade name without charge only for the purposes of sales or sales promotion of JVC Products.

  9.2 RETENTION. Innotech recognizes that ICC retains all rights to patents, copyrights, trademarks, trade names, other marketing names and trade secrets. Copying or reproduction of any portion of the JVC Products by Innotech without the written approval of ICC is expressly prohibited.

  9.3 PRODUCTS. Products marketed by Innotech shall be sold only in the forms shipped by ICC, and Innotech shall not alter, modify or change any system or its package or use any trademark of Innotech on any Product without the prior written consent of ICC. Innotech agrees that it shall not include any parts in JVC Products except parts supplied by ICC, without the prior written consent of ICC. If ICC consents to any alteration, modification or change in any Product or to the use of any non-ICC part, Innotech shall provide and pay for a) all costs incurred thereby, b) all related warranty service and
c) all long-term maintenance service. Innotech shall be responsible for any claim of patent or copyright infringement or for any claim under the product liability law in the Territory, which result from such Innotech's alteration, modification or change in any Product or the use of any non-ICC part.

  9.4 INDEMNIFICATION. ICC shall indemnify Innotech against claims of infringement of any patent or copyright brought by any third party in accordance with the Patents and Copyrights statement in Appendix E. The term "Seller" used in such statements shall mean ICC, and the term "Buyer" used in such statements shall be interpreted to include both Innotech and Innotech's customers.


                                  ARTICLE 10.
                                  ADVERTISING

  ICC shall supply reasonable quantities of materials such as catalogs, brochures of new JVC Products, and reprints of its advertising materials at no charge to Innotech. Innotech shall have the right to conduct advertising campaigns with respect to the JVC Products but shall be required to obtain an approval of ICC prior to releasing the same. Innotech agrees to refrain from making any claims or representations concerning the JVC Products in excess of those made by ICC.

  ICC and Innotech may jointly conduct advertising and/or sales promotion in the Territory with respect to the JVC Products upon mutual agreement.


                                  ARTICLE 11.
                                   WARRANTIES

  Products are warranted in accordance with ICC's standard Hardware and Software Warranties set forth in Appendix F. The warranty period determined in Appendix F begins upon completion of installation procedures, including customers' acceptance, at the customer site. The warranty services for the JVC Products during the warranty period shall be provided by Innotech to customers directly.

                                  ARTICLE 12.

                               PRODUCT LIABILITY

  If, under the product liability law in the Territory, any claim is made or any suit or action is instituted against Innotech and/or Innotech's customers arising out of or otherwise in connection with any defect or alleged defects of the JVC Products supplied by ICC to Innotech under this Agreement, ICC shall, at its own expenses and upon request of lnnotech:

  (i) investigate or research the causes of accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the JVC Products are designed, manufactured, treated, fabricated, constructed, packaged, labeled, delivered, sold or used, and use its every reasonable effort to correct or eliminate such causes within a reasonable period; and

  (ii) support Innotech's recall, repair, replacement in whole or in part or research into the need to recall any JVC Products supplied by ICC to Innotech in the event that such recall is required by law or is considered necessary or prudent by mutual agreement of Innotech and ICC, and indemnify and hold harmless Innotech from and against all costs and expenses of any kind whatsoever arising out of or in connection with such recall, repair, replacement and/or research; and

  (iii) provide to Innotech any and all assistance (including, without limitation, technical and other information, documents, data, materials and witnesses) which are, in the opinion of Innotech or its counsel, necessary or useful for Innotech's defense to such claim, suit or action in relation to the JVC Products supplied by ICC to Innotech hereunder.

  (iv) If a succession of claims are made, or a succession of suits or actions are instituted (whether or not they are against Innotech, and whether or not they are made or instituted in the Territory) in relation to a product manufactured by ICC which is the same as or similar to the JVC Products supplied by ICC to Innotech hereunder, then notwithstanding anything else in this Agreement; (1) ICC shall, at the request of Innotech, stop delivery of the JVC Products to Innotech; and (2) Innotech shall have no obligation to purchase or take delivery of the JVC Products, until ICC can establish to Innotech's complete satisfaction that: (a) the JVC Products arc free from defects in materials, design, workmanship, manufacture, treatment, fabrication, construction, packaging, instruction manuals, labeling, warnings or otherwise; or (b) all such defects have been completely corrected or eliminated.

  (v) If ICC is unable to satisfy Innotech in such manner as stipulated in subsection (iv) above within a ninety (90) days period, lnnotech may terminate this Agreement by written notice with immediate effect. Upon termination, Innotech shall have no obligation to purchase or accept delivery of any JVC Products remaining undelivered under this Agreement, and ICC shall, upon Innotech's request, buy back from Innotech any and all JVC Products and parts thereof then in Innotech's inventory. The re-purchase price for such JVC Products shall include the original purchase price in Japanese Yen paid by Innotech to ICC, plus freight costs, import duty and customs clearance charges paid on such JVC Products.


                                  ARTICLE 13.
                                     EXPORT

  13.1 Innotech will not export JVC Products, and will not sell JVC Products to others who might export JVC Products outside the Territory except as authorized by the appropriate U.S. and Japanese export authorities.

  13.2 The Export Administration Regulations of the U.S. Department of Commerce (the "Regulations") permit the exportation from the U.S. under General License GTDR, technical data relating to certain commodities or direct JVC Products of such technical data, provided the exporter has obtained certain written assurances from the foreign importer. Accordingly, to facilitate the furnishing of data under this agreement, Innotech hereby gives its assurance that unless prior authorization is obtained form the U.S. Bureau of Export Administration, Innotech will not knowingly export or sell to any party which might export from the Territory, directly or indirectly, to any country any such technical data or JVC Products except as permitted by the Regulations.


                                  ARTICLE 14.
                     CHANGE OF BUSINESS NAME OR ACTIVITIES

  Either party shall immediately notify the other party of any change of its firm's name, address or representative, or of any significant change in its business activities.

                                  ARTICLE 15.
                                  TERMINATION

  15.1  GENERAL.

       15.1.1 This Agreement may be terminated (i) by an agreement in writing duly signed by the parties hereto, or (ii) by either party at will, with or without cause, upon not less than ninety (90) days written notice, given by registered or certified mail to the other party; provided, however, that neither party hereto shall, by reason of the termination of this Agreement pursuant to this Article 15.1.1, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of ICC or Innotech, or otherwise.

       15.1.2 Either party hereto may terminate this Agreement by giving a written notice of termination to the other party upon occurrence of any of the following events; provided, however, that the termination of this Agreement pursuant to this Article 15.1.2 doesn't prevent claims for damages from the unliable party for such termination:

       (i) When the other party becomes or is caused to become insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or liquidation proceeding is commenced by or against the other party, and such proceeding is not discharged within sixty (60) days;

       (ii) When the whole or any substantial part of the business or assets of the other party is transferred to a third party by agreement, order of court or otherwise; or

       (iii) When the other party defaults in payment for the JVC Products or otherwise defaults in any of the provisions of this Agreement and does not make the payment or remedy the default within thirty (30) days after a written notice is given requesting to make the payment or remedy the default.

  15.2 SALES AFTER TERMINATION. The acceptance of any order from or the sale of any JVC Products to Innotech after the termination of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of termination.

  15.3 TRADE NAMES. If during the term of this Agreement, Innotech uses signs containing the name of ICC or uses any trade name, trademark, or the listing of ICC's name in any telephone book, directory, public record or elsewhere, Innotech, regardless of the cause of termination of this Agreement, will take all reasonable and necessary steps to discontinue any use of the aforementioned in any manner whatsoever and cause the removal of ICC's name from any such listing.

  15.4 INVENTORY BUY-BACK. In the event ICC terminates this Agreement for its convenience, rather than as a result of Innotech's default or insolvency, or Innotech terminates this Agreement as a result of ICC's default or insolvency, ICC shall buy back from Innotech any and all JVC Products and part thereof purchased by Innotech then in Innotech's inventory.

  The re-purchase price for such JVC Products shall include the original purchase price in Japanese Yen paid by Innotech to ICC, plus freight costs, import duty and customs clearance charges paid on such JVC Products.

  In the event that ICC terminates this Agreement as a result of Innotech's insolvency, or its default of obligations hereunder or if Innotech terminates this Agreement for any reason excluding as a result of ICC's defaults or insolvency, ICC shall have first right of purchase, but no obligation to repurchase any of its JVC Products from Innotech.

  15.5 EFFECT OF TERMINATION. Article 3.1.4, Article 8, Article 9.4, Article 11, Article 12, Article 15, Article 16, Article 17 and Article 18 shall survive and continue to be effective after the termination of this Agreement.


                                  ARTICLE 16.
                                  ARBITRATION

  All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement or the breach hereof, which cannot be satisfactorily resolved by the parties themselves, shall be finally settled by arbitration held in Tokyo, Japan by the Japan Commercial Arbitration Association, by which each party hereto is bound.


                                  ARTICLE 17.
                                 GOVERNING LAW

  This Agreement shall be construed in accordance with and governed by the laws of the country of Japan.

                                  ARTICLE 18.
                                 MISCELLANEOUS

  18.1 FORCE MAJEURE. If performance of any part of this Agreement or individual contracts of sale hereunder is interfered with for any length of time by governmental restrictions, war, civil commotions, riots, strike, lock out, or Acts of God such as typhoon, earthquake, flood, fire or any other similar or dissimilar causes which are beyond the control of the parties, the party so affected shall not be responsible for delay or failure of performance of this Agreement or such individual contracts of sale for such length of time.

  18.2 ASSIGNMENT. This Agreement is not assignable or transferable by either party in whole or in part, except with the written consent of the other party. However, this Agreement shall not prohibit its assignment or transfer to wholly owned subsidiaries or divisions of Innotech.

  18.3 WAIVER. Any failure of either party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute a waiver of same or prejudice its right to enforce the same thereafter.

  18.4 NOTICES. Any notices provided for under this Agreement shall be deemed effective when delivered in person or seven (7) days after deposit in the mail by registered or certified mail postage prepaid and addressed to the party listed in the introduction of this Agreement, or to such different address as either party may designate in writing to the other pursuant to this Article 18.4.

  18.5 RELATIONSHIP OF PARTIES. The parties hereto agree that Innotech shall operate as an independent contractor and not as an agent or employee of ICC. Innotech has no express or implied authorization to incur any obligation or in any manner otherwise make any commitments on behalf of ICC.

  Innotech shall employ its own personnel and shall be responsible for them and their acts and in no way shall ICC be liable to Innotech, its employees or third parties for any losses, injuries, damages or the like occasioned by Innotech's activities in connection with this Agreement, except as expressly provided herein.

  18.6 SOFTWARE INCORPORATED IN THE JVC PRODUCTS. Innotech understands that the JVC Products may include computer software which is subject to protection under copyright laws of the United States, Japan and other jurisdictions. Innotech is authorized to distribute this software only as a part of the JVC Products.

  18.7 ENTIRE AGREEMENT. This Agreement (including all attachments referenced herein) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous and contemporaneous agreement, negotiations, representations and commitments in respect of the subject matter hereof. This Agreement shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of both parties hereto.

  18.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees. Both parties hereto acknowledge that the branches, subsidiaries and affiliates of ICC shall be bound by this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth first above.


INNOTECH CORPORATION         INNOTECH-CREDENCE K.K.

_______________________      ________________________________________________
LARRY M. YOSHIDA             TYPED NAME:
PRESIDENT & C.E.O.           PRESIDENT
 .

                                - EXHIBIT E -

                             DISTRIBUTOR AGREEMENT

  This Agreement is made and entered into this ___________ day of _____________________, 1997 by and between CREDENCE SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 215 Fourier Avenue, Fremont, California 94539 USA ("Credence") and INNOTECH-CREDENCE KABUSHIKI KAISHA, a Japanese corporation organized and existing under the laws of Japan with its principal place of business located at Yokohama-shi, Kanagawa-ken, Japan ("ICC").

     WHEREAS, ICC has been established as a joint venture company, pursuant to an agreement executed on the 9th day of June 1997 ("Joint Venture Agreement"), by and between Credence and INNOTECH CORPORATION, a corporation organized and existing under the laws of Japan with its principal place of business located at 2-15-10 Shinyokohama, Kouhoku-ku, Yokohama-shi, Kanagawa 222, Japan ("Innotech"), for the purpose of localizing, customizing, developing and manufacturing in Japan certain products ("JVC Products"), as defined in the Joint Venture Agreement, for resale by Innotech in Japan and Credence outside Japan;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE 1.
                                  APPOINTMENT

  ICC hereby appoints Credence its exclusive distributor outside of Japan ("Territory"), and Credence hereby accepts such appointment for the sale of JVC Products, as listed in Appendix A, in the Territory. Credence is authorized by the above appointment to sell the JVC Products only to customers located in the Territory, and Credence shall refer to ICC all inquiries made from prospective customers from outside the Territory.

  The list of JVC Products as set forth in Appendix A may be changed, abandoned or added to by mutual written agreement between the parties.

                                   ARTICLE 2.
                               TERM OF AGREEMENT

  This Agreement shall continue in effect for a period of five (5) years from the date of its execution and shall automatically renew year after year, unless terminated pursuant to Article 15 hereof.


                                   ARTICLE 3.
                             PARTY RESPONSIBILITIES

  3.1  ICC agrees to the following responsibilities under this Agreement.

       3.1.1 ICC shall make every reasonable effort to manufacture quantities of the JVC Products sufficient to meet the resale requirements of Credence, based on a monthly forecast given to ICC by Credence.

       3.1.2 ICC shall make every reasonable effort to satisfy Credence's customer's request for quality of the JVC Products and shall establish a quality assurance system and ensure its operation to achieve this purpose. ICC shall provide reports in writing about such system upon request from Credence and/or customer.

       3.1.3 ICC shall ensure that an inventory of spare parts be maintained for each model of the JVC Products in the Territory for five (5) years from the date of the last technical acceptance of such JVC Products by customers. ICC shall not terminate such supply during the term of this Agreement without written consent of Credence.

       3.1.4 ICC shall retain and submit to Credence upon request by Credence any information (including, but not limited to, technical information, data, company regulations related to the JVC Products) which are related to Product design, Product manufacturing, or Product quality control that are necessary for performing Credence's obligation under the Product Liability Law in the Territory at least eleven (11) years after the last shipments of each of the JVC Products for Credence's customers. If any claim, demand, proceeding, action arises against Credence and/or Credence's customers in relation with the JVC Products under the Product Liability Law in the Territory, ICC shall cooperate with and support Credence to execute Credence's obligations under the Product Liability Law in the Territory.

  3.2   CREDENCE agrees to the following responsibilities under this Agreement.

       3.2.1 Credence shall make every reasonable effort to promote the sale and technical support service related to the sales of the JVC Products and further shall serve the best interests of ICC in any and all matters in accordance with this Agreement.

       3.2.2 Credence agrees to maintain a qualified sales staff sufficient to provide for the sales and support of the JVC Products in the Territory.

       3.2.3 Credence agrees to provide ICC with an Order Forecast by the middle of each month that details the account, product, order value, anticipated order date, delivery requirement, and probability of order placement with ICC.

       3.2.4 Credence agrees to provide ICC with a Prospects List (funnel) in the first month of each quarter that projects opportunities for 9-12 months. The list will detail the account, product, order value, and anticipated order date.

       3.2.5 Credence or its subcontractor shall provide on-site installation, technical and maintenance support in the Territory for Credence's customers during the Warranty Period (defined in Article 13 hereof) and after the Warranty Period upon customer's request.


                                   ARTICLE 4.
                            PRICE AND PRICE CHANGES

  4.1 PRICE. Credence agrees to pay ICC for the JVC Products purchased hereunder in accordance with price schedules or bulletins supplied by ICC and accepted by Credence from time to time. The presently applicable schedule is attached hereto as Appendix B.

  4.2 PRICE CHANGES. ICC shall give Credence at least ninety (90) days written notice prior to any price change which may be made by ICC; provided that, in case of price increase, notwithstanding the provision provided above, any order placed by Credence to ICC and accepted by ICC prior to the effective date of such price increase will not be affected with such price change.


                                   ARTICLE 5.
                                     ORDERS

  5.1 QUOTATIONS, ORDERS, ACCEPTANCE. ICC will generate price and delivery quotations for the JVC Products to Credence. Product shipment information must be confirmed by ICC prior to Credence making a written or verbal commitment or accepting an order from a customer.

  5.2 RECORDS. Credence will maintain a file of all quotations, proposals, and purchase orders which shall be available to ICC for review upon reasonable request.

  5.3 TAXES. All taxes shall be set forth separately on the face of the order acknowledgment. Failure of ICC to so set forth any of these items shall relieve Credence from the obligation to pay such amounts. In lieu of the imposition of any particular tax, Credence may, where applicable, provide a tax exemption certificate to ICC in a form acceptable to the taxing authorities.


                                   ARTICLE 6.
                                TERMS OF PAYMENT

  The terms of payment and applicable discounts shall be as provided in Appendix A attached hereto. In case a JVC Product does not meet specifications which have been committed by mutual agreement and Credence does not obtain customer acceptance due to an engineering problem of the machine, payment to ICC shall be adjusted accordingly. If payment has been made by Credence to ICC on that JVC Product, the next payment shall be adjusted accordingly.


                                   ARTICLE 7.
                                    DELIVERY

  7.1 GENERAL. ICC shall make every reasonable effort to fill all orders promptly upon acceptance thereof. However, if conditions beyond the control of ICC arise which prevent compliance with normal delivery schedules, ICC shall not be liable for damages, general, special or otherwise arising from such delivery delay.

       All sales are made F.O.B. point of shipment, ICC facility in Machida-shi, Tokyo, Japan. Credence shall have the right to select the carrier of its choice. Unless written instructions from Credence specifying the method of shipment to be used have been received by ICC, ICC will exercise its own discretion with respect to manner of shipment and insurance to be used.

  7.2 RISK OF LOSS. ICC shall retain title and bear the risk of loss until such time as a shipment has been placed on board the carrier at the factory, at which time title shall pass to Credence and the risk of loss shall be borne by Credence.

                                   ARTICLE 8.

                                CONFIDENTIALITY

  During the term of this Agreement and for two (2) years thereafter, both parties hereto agree not to disclose to any third party nor to use for its own benefits (except in performing its duties hereunder) any information disclosed by the other party hereunder (hereinafter referred to as "CONFIDENTIAL INFORMATION") which is (i) of a confidential nature and (ii) disclosed in writing or other tangible form and clearly marked as "Confidential" or promptly reduced to writing and clearly designated as "Confidential" if first transmitted orally.

  The obligation described herein shall not apply to any information (i) which is generally known to the public, or (ii) which subsequently becomes generally known to the public through no fault of the receiving party, or (iii) which has, at the time of disclosure thereof, been in the possession of the receiving party, or (iv) which may subsequently be rightfully obtained by the receiving party from a third party without confidential restriction, or (v) which may subsequently be developed by the receiving party independently of the CONFIDENTIAL INFORMATION.


                                   ARTICLE 9.
                       TRADE MARKS, TRADE NAME, INDEMNITY

  9.1 PRODUCTS. Products marketed by Credence shall be sold only in the forms shipped by ICC, and Credence shall not alter, modify or change any system or its package or use any trademark of Credence on any Product without the prior written consent of ICC. Credence agrees that it shall not include any parts in JVC Products except parts supplied by ICC, without the prior written consent of ICC. If ICC consents to any alteration, modification or change in any Product or to the use of any non-ICC part, Credence shall provide and pay for a) all costs incurred thereby, b) all related warranty service and c) all long-term maintenance service. Credence shall be responsible for any claim of patent or copyright infringement or for any claim under the product liability law in the Territory, which result from such Credence's alteration, modification or change in any Product or the use of any non-ICC part.

  9.2 INDEMNIFICATION. ICC shall indemnify Credence against claims of infringement of any patent or copyright brought by any third party in accordance with the Patents and Copyrights statement in Appendix E. The term "Seller" used in such statements shall mean ICC, and the term "Buyer" used in such statements shall be interpreted to include both Credence and Credence's customers.

                                  ARTICLE 10.
                                  ADVERTISING

  ICC shall supply reasonable quantities of materials such as catalogs, brochures of new JVC Products, and reprints of its advertising materials at no charge to Credence. Credence shall have the right to conduct advertising campaigns with respect to the JVC Products but shall be required to obtain an approval of ICC prior to releasing the same. Credence agrees to refrain from making any claims or representations concerning the JVC Products in excess of those made by ICC.

  ICC and Credence may jointly conduct advertising and/or sales promotion in the Territory with respect to the JVC Products upon mutual agreement.


                                  ARTICLE 11.
                                  WARRANTIES

  Products are warranted in accordance with ICC's standard Hardware and Software Warranties set forth in Appendix F. The warranty period determined in Appendix F begins upon completion of installation procedures, including customers' acceptance, at the customer site. The warranty services for the JVC Products during the warranty period shall be provided by Credence to Credence's customers.


                                  ARTICLE 12.
                               PRODUCT LIABILITY

  If, under the product liability law in the Territory, any claim is made or any suit or action is instituted against Credence and/or Credence's customers arising out of or otherwise in connection with any defect or alleged defects of the JVC Products supplied by ICC to Credence under this Agreement, ICC shall, at its own expenses and upon request of Credence:

  (i) investigate or research the causes of accidents, occurrences, injuries or losses affecting any person or property as a result of the manner in which the JVC Products are designed, manufactured, treated, fabricated, constructed, packaged, labeled, delivered, sold or used, and use its every reasonable effort to correct or eliminate such causes within a reasonable period; and

  (ii) support Credence's recall, repair, replacement in whole or in part or research into the need to recall any JVC Products supplied by ICC to Credence in the event that such recall is required by law or is considered necessary or prudent by mutual agreement of Credence and ICC, and indemnify and hold harmless Credence from and against all costs and expenses of any kind whatsoever arising out of or in connection with such recall, repair, replacement and/or research; and

  (iii) provide to Credence any and all assistance (including, without limitation, technical and other information, documents, data, materials and witnesses) which are, in the opinion of Credence or its counsel, necessary or useful for Credence's defense to such claim, suit or action in relation to the JVC Products supplied by ICC to Credence hereunder.

  (iv) If a succession of claims are made, or a succession of suits or actions are instituted (whether or not they are against Credence, and whether or not they are made or instituted in the Territory) in relation to a product manufactured by ICC which is the same as or similar to the JVC Products supplied by ICC to Credence hereunder, then notwithstanding anything else in this Agreement; (1) ICC shall, at the request of Credence, stop delivery of the JVC Products to Credence; and (2) Credence shall have no obligation to purchase or take delivery of the JVC Products, until ICC can establish to Credence's complete satisfaction that: (a) the JVC Products arc free from defects in materials, design, workmanship, manufacture, treatment, fabrication, construction, packaging, instruction manuals, labeling, warnings or otherwise; or (b) all such defects have been completely corrected or eliminated.

  (v) If ICC is unable to satisfy Credence in such manner as stipulated in subsection (iv) above within a ninety (90) days period, Credence may terminate this Agreement by written notice with immediate effect. Upon termination, Credence shall have no obligation to purchase or accept delivery of any JVC Products remaining undelivered under this Agreement, and ICC shall, upon Credence's request, buy back from Credence any and all JVC Products and parts thereof then in Credence's inventory. The re-purchase price for such JVC Products shall include the original purchase price in Japanese Yen paid by Credence to ICC, plus freight costs, import duty and customs clearance charges paid on such JVC Products.


                                  ARTICLE 13.
                     CHANGE OF BUSINESS NAME OR ACTIVITIES

  Either party shall immediately notify the other party of any change of its firm's name, address or representative, or of any significant change in its business activities.

                                  ARTICLE 14.
                                  TERMINATION

  14.1  GENERAL.

       14.1.1 This Agreement may be terminated (i) by an agreement in writing duly signed by the parties hereto, or (ii) by either party at will, with or without cause, upon not less than ninety (90) days written notice, given by registered or certified mail to the other party; provided, however, that neither party hereto shall, by reason of the termination of this Agreement pursuant to this Article 14.1.1, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of ICC or Credence, or otherwise.

       14.1.2 Either party hereto may terminate this Agreement by giving a written notice of termination to the other party upon occurrence of any of the following events; provided, however, that the termination of this Agreement pursuant to this Article 14.1.2 doesn't prevent claims for damages from the unliable party for such termination:

       (i) When the other party becomes or is caused to become insolvent or any voluntary or involuntary petition in bankruptcy or for corporate reorganization is filed by or against the other party, or a receiver is appointed with respect to any of the assets of the other party, or liquidation proceeding is commenced by or against the other party, and such proceeding is not discharged within sixty (60) days;

       (ii) When the whole or any substantial part of the business or assets of the other party is transferred to a third party by agreement, order of court or otherwise; or

       (iii) When the other party defaults in payment for the JVC Products or otherwise defaults in any of the provisions of this Agreement and does not make the payment or remedy the default within thirty (30) days after a written notice is given requesting to make the payment or remedy the default.

  14.2 SALES AFTER TERMINATION. The acceptance of any order from or the sale of any JVC Products to Credence after the termination of this Agreement shall not be construed as a renewal or extension hereof nor as a waiver of termination.

  14.3 TRADE NAMES. If during the term of this Agreement, Credence uses signs containing the name of ICC or uses any trade name, trademark, or the listing of ICC's name in any telephone book, directory, public record or elsewhere, Credence, regardless of the cause of termination of this Agreement, will take all reasonable and necessary steps to discontinue any use of the aforementioned in any manner whatsoever and cause the removal of ICC's name from any such listing.

  14.4 INVENTORY BUY-BACK. In the event ICC terminates this Agreement for its convenience, rather than as a result of Credence's default or insolvency, or Credence terminates this Agreement as a result of ICC's default or insolvency, ICC shall buy back from Credence any and all JVC Products and part thereof purchased by Credence then in Credence's inventory.

  The re-purchase price for such JVC Products shall include the original purchase price in Japanese Yen paid by Credence to ICC, plus freight costs, import duty and customs clearance charges paid on such JVC Products.

  In the event that ICC terminates this Agreement as a result of Credence's insolvency, or its default of obligations hereunder or if Credence terminates this Agreement for any reason excluding as a result of ICC's defaults or insolvency, ICC shall have first right of purchase, but no obligation to repurchase any of its JVC Products from Credence.

  14.5 EFFECT OF TERMINATION. Article 3.1.4, Article 8, Article 9.4, Article 11, Article 12, Article 14, Article 15, Article 16 and Article 17 shall survive and continue to be effective after the termination of this Agreement.


                                  ARTICLE 15.
                                  ARBITRATION

  All disputes, controversies, or differences which may arise between the parties, out of or in relation to or in connection with this Agreement or the breach hereof, which cannot be satisfactorily resolved by the parties themselves, shall be finally settled by arbitration pursuant to the Japan - American Trade Arbitration Agreement of September 16, 1952, by which each party hereto is bound. The arbitration shall be held in Tokyo, Japan or any other convenient location mutually agreed upon by the parties.


                                  ARTICLE 16.
                                 GOVERNING LAW

  This Agreement shall be construed in accordance with and governed by the laws of the country of Japan.

                                  ARTICLE 17.
                                 MISCELLANEOUS

  17.1 FORCE MAJEURE. If performance of any part of this Agreement or individual contracts of sale hereunder is interfered with for any length of time by governmental restrictions, war, civil commotions, riots, strike, lock out, or Acts of God such as typhoon, earthquake, flood, fire or any other similar or dissimilar causes which are beyond the control of the parties, the party so affected shall not be responsible for delay or failure of performance of this Agreement or such individual contracts of sale for such length of time.

  17.2 ASSIGNMENT. This Agreement is not assignable or transferable by either party in whole or in part, except with the written consent of the other party. However, this Agreement shall not prohibit its assignment or transfer to wholly owned subsidiaries or divisions of Credence.

  17.3 WAIVER. Any failure of either party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute a waiver of same or prejudice its right to enforce the same thereafter.

  17.4 NOTICES. Any notices provided for under this Agreement shall be deemed effective when delivered in person or seven (7) days after deposit in the mail by registered or certified mail postage prepaid and addressed to the party listed in the introduction of this Agreement, or to such different address as either party may designate in writing to the other pursuant to this Article 17.4.

  17.5 RELATIONSHIP OF PARTIES. The parties hereto agree that Credence shall operate as an independent contractor and not as an agent or employee of ICC. Credence has no express or implied authorization to incur any obligation or in any manner otherwise make any commitments on behalf of ICC.

  Credence shall employ its own personnel and shall be responsible for them and their acts and in no way shall ICC be liable to Credence, its employees or third parties for any losses, injuries, damages or the like occasioned by Credence's activities in connection with this Agreement, except as expressly provided herein.

  17.6 SOFTWARE INCORPORATED IN THE JVC PRODUCTS. Credence understands that the JVC Products may include computer software which is subject to protection under copyright laws of the United States, Japan and other jurisdictions. Credence is authorized to distribute this software only as a part of the JVC Products.

  17.7 ENTIRE AGREEMENT. This Agreement (including all attachments referenced herein) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all previous and contemporaneous agreement, negotiations,

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

representations and commitments in respect of the subject matter hereof. This Agreement shall not be changed or modified in any manner, except by mutual consent in writing of subsequent date signed by duly authorized representatives of both parties hereto.

  17.8 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees. Both parties hereto acknowledge that the branches, subsidiaries and affiliates of ICC shall be bound by this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth first above.

CREDENCE SYSTEMS CORP.            INNOTECH-CREDENCE K.K.

____________________________      ____________________________________________
W.R. BOTTOMS                      TYPED NAME:
CHAIRMAN & C.E.O.                 PRESIDENT

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